Exhibit 99.1
News
[ONEOK Logo]	[ONEOK Partners Logo]
July 24, 2007	Analyst Contact: Dan Harrison
918-588-7950
Media Contact: Megan Washbourne
918-588-7572

ONEOK Partners and ONEOK Announce

Organizational Changes and New Officer Appointments

Partnership to Organize Around

Natural Gas and Natural Gas Liquids Operations

TULSA, Okla. - July 24, 2007 - ONEOK Partners, L.P. (NYSE: OKS) announced a series of organizational changes within the partnership, and ONEOK, Inc. (NYSE: OKE) announced the creation of a new organization, technical and corporate services.

Pierce H. Norton II, 47, has been promoted to executive vice president - natural gas, responsible for leading the partnership's natural gas segments.

Terry K. Spencer, 48, has been promoted to executive vice president - natural gas liquids, responsible for leading the partnership's natural gas liquids segments.

Both Norton and Spencer will continue to report to John W. Gibson, president and chief executive officer of ONEOK Partners. The promotions are effective immediately.

Beginning in the third quarter, the partnership will report its financial results in four segments: two in natural gas - gathering and processing, and natural gas pipelines; and two in natural gas liquids - natural gas liquids gathering and fractionation, and natural gas liquids pipelines.

"These changes - around the natural gas and natural gas liquids businesses - will provide us with a sharper focus and more clarity as we operate and grow the partnership, especially as we complete more than $1.5 billion of previously announced internal growth projects over the next three years," said John W. Gibson, president and chief executive officer of ONEOK Partners. "The change also reflects the increasing scale of our natural gas liquids business, which has grown significantly since 2005 and will expand even more as we integrate the recently announced Kinder Morgan acquisition into the natural gas liquids pipelines segment and complete our growth projects."

In addition, Stephan R. Guy, 52, becomes senior vice president, technical and corporate services for ONEOK and ONEOK Partners, with responsibilities for measurement, health, safety and environment, procurement and real estate, reporting to James C. Kneale, president and chief operating officer of ONEOK, Inc. Previously, Guy was president of pipeline services at ONEOK Partners.

Reporting to Norton in the partnership's natural gas segments are:

  Robert F. Martinovich, 49, who has been hired as president of natural gas gathering and processing, the position formerly held by Norton. Martinovich joins ONEOK Partners from DCP Midstream, LLC, where he has held a variety of executive management positions. In addition, Craig Forsander, 42, has been promoted to vice president of natural gas gathering and processing operations, reporting to Martinovich. Forsander was previously manager of pipeline operations in the partnership's gathering and processing segment;
  Kent Shortridge, 40, who becomes president of natural gas pipelines, which will now include the partnership's interstate and intrastate natural gas pipelines and storage. He was president of the partnership's pipelines and storage and interstate natural gas pipelines segments; and
  Michel Nelson, 59, who remains senior vice president of natural gas pipeline operations.

Reporting to Spencer in the partnership's natural gas liquids segments are:

  Sheridan Swords, 38, who is promoted to president of natural gas liquids gathering and fractionation, and was previously vice president of exchange services in the partnership's NGL segment. Spencer previously held this position;
  Roger Thorpe, 40, who is promoted to president of natural gas liquids pipelines and was previously vice president of operations in the natural gas gathering and processing segment; and
  Wes Christensen, 53, who is promoted to senior vice president of natural gas liquids operations from vice president.

To download photos of the officers and an organization chart showing the reorganization, please click on the following link: http:// www.oneok.com/download_photos.jsp.

------------------------------------------------------------------------------------------------------------------- ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers.  Our general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information about ONEOK Partners, L.P., visit the Web site: www.oneokpartners.com.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com. OKS-FI OKE-FI

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